EXHIBIT 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into this 2nd day of July 2019 with an anticipated effective date of July 15, 2019 (the “Effective Date”) between Bruce C. Smith (“Consultant”) and NEWPARK RESOURCES, INC. (“Company”).

WHEREAS,
the Company and Consultant agree that certain matters in which Consultant has been involved during Consultant’s employment with the Company that is expected to end upon Consultant’s anticipated retirement from the Company on the Effective Date may need Consultant’s cooperation with the Company in the future,

WHEREAS,	the Company desires to retain Consultant’s services and availability after the Effective Date, subject to the terms and conditions set forth below; and

WHEREAS,	Consultant has agreed to perform services to the Company as may from time to time starting on the Effective Date be requested by the Company, on the terms set forth below;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Term. This Agreement shall commence on the Effective Date and continue for a twelve (12) month term, unless terminated sooner pursuant to the mutual consent of the parties hereto.

2.	Consulting Services and Cooperation. During the term of this Agreement, Consultant agrees to fully cooperate with Company and provide consulting services, as requested by the Company as follows:

a.	Provide guidance, counseling and direction to the Company’s staff when called upon.

b.	Attend meetings and provide support for special projects when called upon.

c.
Provide truthful testimony and information and to otherwise reasonably cooperate with the Company Group in connection with any and all existing, potential or future claims, litigation or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Consultant’s knowledge while employed by the Company. The Consultant agrees, unless precluded by law, to promptly inform the Company if the Consultant is asked to assist in any investigation (whether governmental or otherwise) of the Company, regardless of whether a lawsuit has been filed against any member of the Company with respect to such investigation.

3.	Consideration. In exchange for Consultant’s services and availability and the promises contained herein, the Company will pay Consultant the following:

a.	Company will pay Consultant an hourly rate of $250.00 USD per hour for performing consulting services at the request of any officer of the Company.

b.
Further, Company will pay Consultant mileage at the current Company-approved reimburse rate for business use of a personal vehicle, which is $0.575 USD per mile as of the Effective Date of this agreement. This rate will increase or decrease as the Company-approved reimbursement rate increases or decreases. Consultant shall submit written documentation and receipts itemizing the expenses for which reimbursement is sought. The Company’s prior written approval shall be obtained for any single expense in excess of $200.00 USD.

c.	Consultant will submit a written report describing the Consulting Services performed for each calendar month, and reflecting the fees and expenses incurred. Such report shall be submitted

EXHIBIT 10.2

within 15 days of the end of each month to the Chief Executive Officer. Company shall pay Consultant the amounts due pursuant to properly submitted reports within 30 days after the report is received by Company.

d.
In addition, subject to Consultant’s compliance with both Paragraph 4 below and Paragraphs 3 and 4 of Consultant’s 2017 Employment Agreement with Company (“Employment Agreement”), and Consultant’s satisfactory performance of consulting services during the term of this Agreement as determined in the sole discretion of the Chief Executive Officer, the Company shall pay Consultant one lump sum payment of up to $150,000.00 to be paid at the end of the term of this Agreement.

4.
Proprietary Information and Non-Solicitation. Consultant recognizes and acknowledges that the performance of the consulting services under this Agreement will or may result in the disclosure by Company to Consultant of certain trade secrets and confidential information, including supply information, sales information, customer lists, customer information, and customer margins and pricing, all of which are special and unique assets and trade secrets of the Company and its business. For the purpose of this Agreement, all information which is disclosed by Company to Consultant shall be referred to as “Confidential Information” and is hereby acknowledged to be owned exclusively by the Company. Consultant agrees that:

a.
During the term of this Agreement and continuing indefinitely thereafter, Consultant will not disclose or use any Confidential Information except as necessary for the purpose of providing the Consulting Services hereunder.

b.
During the term of this Agreement, Consultant shall not, for Consultant’s own behalf or on behalf of any other person, entity, association, or corporation, solicit, contact, retain, do business with, or consult with, for the purpose or with the effect of competing or interfering with or harming any part of Company’s business concerning the manufacture and sale of drilling fluid systems, and related products and services for the energy industry, or in any other manner attempt directly or indirectly to influence, induce, or encourage any customer, vendor or business partner of Company to abandon, reduce or materially change its business relationship with Company.

c.
During the term of this Agreement, Consultant shall not, directly or through others, in any of the states of Texas, Louisiana (including the following parishes: Bossier, Caddo, Claiborne, Desoto, Bienville, Jackson, Lincoln, Red River, and Webster) New Mexico, Colorado, Wyoming, Oklahoma, South Dakota, North Dakota, or locations West of these states in which Company may conduct business, or in Canada, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be employed by, or receive compensation or benefits from, any business that is engaged in the manufacture and/or sale of drilling fluid systems or related products and services in the energy industry and/or that competes (in terms of actual or planned production, marketing, or selling) with any part of Company’s business of manufacturing and sale of drilling fluid systems or related products and services in the energy industry. Consultant understands that the foregoing restrictions may limit Consultant’s ability to engage in a business similar to Company’s business in specific areas of the world for the non-competition period, but acknowledges that Consultant will receive sufficient monetary and other consideration from Company hereunder to justify such restriction. Consultant acknowledges and agrees that the agreements and covenants contained in this Paragraph, are reasonable and necessary to protect Confidential Information and Company Relationships and that the agreements and covenants contained in this Paragraph do not impose an undue hardship, burden, or penalty on Consultant. Should any court or

EXHIBIT 10.2

tribunal declare the foregoing covenants or agreements to be unreasonable or void for any reason, the duration and/or geographic scope of the covenant not to compete shall be modified to such duration and geographic scope as to not be unreasonable, arbitrary or against public policy, and to be the maximum restrictions allowed under law.

d.
During the term of this Agreement and for one year thereafter, Consultant will not directly or indirectly, for Consultant or on behalf of any other person or entity, induce or attempt to induce any of Company’s employees to do anything contrary to the best interest of Company.

5.
Consultant agrees that this Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of Company and any such successor of Company shall be deemed substituted for all purposes for Company.

6.	All payments herein shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

7.
Consultant acknowledges and agrees that Company shall be entitled to enforce the provisions of the promises included in Paragraphs 1 and 4 by seeking specific performance and injunctive relief as remedies for any breach or threatened breach of any of the promises made in either Paragraph. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of Consultant’s promises in Paragraph 1 and 4 but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Consultant and Consultant’s agents involved in such breach or threatened breach.

8.	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.
This Agreement constitutes the entire agreement of Consultant and Company with respect to the subject matter hereof. No supplement, modification, or waiver of them shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any other terms or conditions.

[Signature page to follow]

EXHIBIT 10.2

NEWPARK RESOURCES, INC.
By: /s/ Paul L. Howes
Name: Paul L. Howes
Title: President and CEO
Date: July 2, 2019
/s/ Bruce C. Smith
Bruce C. Smith
Date: July 2, 2019

[SIGNATURE PAGE TO CONSULTING AGREEMENT WITH BRUCE C. SMITH]

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